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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference of our report dated December 13, 1999, relating to the financial statements, which appears in this Form 10-K, in the following:

     1. Registration Statement on Form S-8 (No. 333-40589) of Tipperary Corporation with respect to Common Stock Issued Pursuant to the 1995 Compensatory Warrant.

     2. Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-5653) of Tipperary Corporation with respect to Common Stock Issued to the Heartland Small Cap Contrarian Fund and The Acorn Fund.

     3. Registration Statement on Form S-8 (No. 33-61017) of the Tipperary Corporation with respect to Common Stock Issued Pursuant to the 1987 Employee Stock Option Plan.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Denver, Colorado
December 13, 1999